ITEM 77C
                                                                      Exhibit 1


               DREYFUS GROWTH OPPORTUNITY FUND, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


      A Special Meeting of Shareholders of Dreyfus Growth Opportunity Fund, Inc. was held on June 29, 2006. Out of a total of 24,624,458.573 shares ("Shares") entitled to vote at the meeting, a total of 9,585,353.687 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:

                                             Shares
                                ---------------------------------
                                ---------------------------------
                                  Votes For        Authority
                                                    Withheld
                                ---------------------------------
                                ---------------------------------

To elect additional Board Members:
Peggy C. Davis*                 8,863,701.764     721,651.923
Joseph S. DiMartino             8,866,651.500     718,702.187
David P. Feldman                8,868,336.975     717,016.712
Ehud Houminer*                  8,859,857.568     725,496.119
Gloria Messinger*               8,839,534.326     745,819.361
Anne Wexler*                    8,791,571.177     793,782.510

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

In addition to Joseph S. DiMartino and David P. Feldman, James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund.